Exhibit 10.4

Execution Version

TRANSITION SERVICES AGREEMENT dated as of October 1, 2025 by and between BIOCRYST PHARMACEUTICALS, INC., as Seller, and BIOCRYST IRELAND LIMITED, as Company

i

ii

Exhibits

Exhibit A	Excluded Services
Exhibit B	Services Schedule
Exhibit C	Data Processing Addendum
Exhibit D	Consents

iii

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of October 1, 2025 (the “Effective Date”), is entered into by and between BioCryst Pharmaceuticals, Inc., a Delaware corporation (the “Seller”) and BioCryst Ireland Limited, a corporation organized under the laws of the Republic of Ireland (the “Company”) (each, a “Party”, and collectively, the “Parties”).

RECITALS

WHEREAS, the Seller, the Company and Neopharmed Gentili S.p.A., a corporation organized under the laws of Italy, have entered into that certain Stock Purchase Agreement, dated as of June 27, 2025, as amended, modified or supplemented (together with all exhibits and schedules thereto, the “Transaction Agreement”);

WHEREAS, the Transaction Agreement contemplates that the Seller and the Company will execute this Agreement, and this Agreement is being entered into by the Parties to satisfy the requirements described therein; and

WHEREAS, each of the Seller and the Company wish to provide to the other Party certain services during a transitional period commencing as of the Effective Date, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I
DEFINITIONS

 Section 1.1          Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Transaction Agreement. As used in this Agreement, the following terms have the respective meanings set forth below:

(a)           “Accessing Party” has the meaning set forth in Section 10.4.

(b)           “Affected Party” has the meaning set forth in Section 14.4(a).

(c)           “Agreement” has the meaning set forth in the Preamble to this Agreement.

(d)          “Agreement Personal Data” means the Personal Data Processed by, or on behalf of, the Parties under this Agreement, as detailed in Annex I of Exhibit C;

(e)          “Business” means the marketing, promotion, importation, labeling, distribution, transport, offering for sale and selling of any Product in the Territory, in each case, conducted by or on behalf of the Company and its Subsidiaries after the Effective Date.

(f)            “Change Request” has the meaning set forth in Section 2.3(b).

(g)           “Charges” means the aggregate Specific Basis Charges under the Services Schedule during a particular period of time.

(h)           “Chosen Courts” has the meaning set forth in Section 13.2(c).

(i)            “Company” has the meaning set forth in the Preamble to this Agreement.

(j)           “Confidential Information” means all non-public or confidential information and materials of a Party or its Affiliates (the “Disclosing Party”) that is or has been disclosed, made accessible or otherwise provided by or on behalf of the Disclosing Party to the other Party (the “Receiving Party”) or any of its Representatives under or in connection with this Agreement whether orally, electronically, in writing or otherwise. Notwithstanding anything to the contrary herein, the restrictions on use and disclosure set forth herein shall not apply to Confidential Information of the Disclosing Party that: (i) is or becomes generally available to the public other than as a result of the Receiving Party’s or its Representatives’ act or omission; (ii) is obtained by the Receiving Party or its Representatives on a non-confidential basis from a Third Party that was not restricted from disclosing such information; (iii) was in the Receiving Party’s or its Representatives’ possession, as established by written, contemporaneous evidence, before the Disclosing Party’s disclosure hereunder; or (iv) was or is independently developed by the Receiving Party or its Representatives, as established by contemporaneous written evidence, without use of or access to any Confidential Information of the Disclosing Party.

(k)           “Consents” has the meaning set forth in Section 4.1.

(l)            “Controller” has the meaning set forth in the Data Processing Addendum.

(m)          “Data Processing Addendum” has the meaning set forth in Section 10.2.

(n)        “Data Protection Laws” means all applicable Laws governing data protection or privacy that, by their terms, are directly applicable to the Agreement Personal Data, including: (a) the General Data Protection Regulation (EU) 2016/679 (the “GDPR”) and any applicable law supplementing or implementing the GDPR, (b) the UK GDPR as defined by the Data Protection Act 2018 as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019 (the “UK GDPR”), (c) the Irish Data Protection Act 2018, (d) Swiss Federal Act on Data Protection 2018 (the “FADP”) and (e) the California Consumer Privacy Act of 2018 (as amended by the California Privacy Rights Act of 2020) (the “CCPA”) (each to the extent applicable).

(o)           “Disclosing Party” has the meaning set forth in Section 1.1(j).

(p)           “Effective Date” has the meaning set forth in the Preamble to this Agreement.

(q)          “Excluded Services” means the services set forth on Exhibit A and any services identified as “Excluded Services” in the Services Schedules.

(r)           “Expenses” has the meaning set forth in Section 6.2.

(s)           “Force Majeure Occurrence” has the meaning set forth in Section 14.4(a).

(t)           “Granting Party” has the meaning set forth in Section 10.4.

(u)           “Inadvertently Omitted Services” has the meaning set forth in Section 3.1.

(v)           “Indemnifiable Claim” has the meaning set forth in Section 9.2(a).

(w)          “IT Assets and Data” has the meaning set forth in Section 10.4.

(x)        “IT Systems” means computers, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned, licensed or leased by a Party or any of its Affiliates (excluding any public networks).

(y)          “Losses” means any and all damages, losses, costs, liabilities and expenses, including reasonable fees and out-of-pocket expenses of legal counsel incurred in investigating, preparing and defending the foregoing.

(z)           “Notification Related Costs” has the meaning set forth in Section 10.4.

(aa)         “Out of Pocket Costs” means all fees, costs or other expenses payable to Third Parties that are not Affiliates of the Provider in connection with the Services provided by the Provider hereunder.

(bb)         “Party” and “Parties” have the meaning set forth in the Preamble to this Agreement.

(cc)         “Personal Data” has the meaning set forth in the Data Processing Addendum.

(dd)        “Process” means any operation or set of operations performed on Personal Information, whether or not by automatic means, including creating, collecting, procuring, obtaining, accessing, recording, organizing, storing, adapting, altering, retrieving, consulting, using or disclosing, disseminating or destroying and any other operation considered “processing” (or similar term) under any Data Protection Laws.

(ee)         “Processing” has the meaning set forth in the Data Processing Addendum.

(ff)          “Processor” has the meaning set forth in the Data Processing Addendum.

(gg)         “Procured Services” has the meaning set forth in Section 4.3.

(hh)        “Provider” means (i) the Seller, with respect to the Services to be provided by or on behalf of the Seller to the Company under this Agreement, and (ii) the Company, with respect to the Services to be provided by or on behalf of the Company to the Seller under this Agreement.

(ii)          “Provider Indemnified Parties” has the meaning set forth in Section 9.1.

(jj)          “Receiving Party” has the meaning set forth in Section 1.1(j).

(kk)        “Recipient” (i) the Seller or an Affiliate designated by the Seller, with respect to the Services to be provided by or on behalf of the Company to the Seller under this Agreement, and (ii) the Company or an Affiliate designated by the Company, with respect to the Services to be provided by or on behalf of the Seller to the Company under this Agreement.

(ll)          “Reduction Request” has the meaning set forth in Section 2.3(c).

(mm)      “Reference Period” has the meaning set forth in Section 3.1.

(nn)         “Relationship Managers” has the meaning set forth in Section 13.1.

(oo)       “Retained Business” means all clinical and non-clinical research and development activities, including toxicology, pharmacology test method development and stability testing, process development, formulation development, delivery system development, quality assurance and quality control development, statistical analysis, clinical trials (including additional clinical studies commenced after receipt of Regulatory Approval), in each case conducted by or on behalf of the Seller.

(pp)       “Sales Taxes” shall mean all sales, use, excise, transfer, turnover or similar Taxes, however denominated, including any interest and any penalties, fines, additions to tax or additional interest related thereto. Sales Taxes shall not include any income-based Taxes or any other Taxes measured by or imposed on or with respect to the Provider’s net income or any VAT.

(qq)         “Security Incident” has the meaning set forth in Section 10.4.

(rr)          “Security Policies” has the meaning set forth in Section 10.4.

(ss)         “Seller” has the meaning set forth in the Preamble to this Agreement.

(tt)          “Service” and “Services” have the meaning set forth in Section 2.1.

(uu)         “Services Schedule” means Exhibit B.

(vv)         “Service Termination Notice” has the meaning set forth in Section 12.3.

(ww)      “Software” means software and computer programs (whether in source code, object code, or other form), algorithms, databases, compilations and data, and all documentation, including user manuals and training materials, related to any of the foregoing.

(xx)       “Specific Basis Charges” means the specific charges allocated to each Service in the Services Schedule, as adjusted in accordance with the Services Schedule from time to time.

(yy)         “Specific Service Term” has the meaning set forth in Section 12.2.

(zz)         “Standard of Care” has the meaning set forth in Section 2.4.

(aaa)       “Stranded Costs” has the meaning set forth in Section 12.4.

(bbb)      “Terminated Services” has the meaning set forth in Section 12.3.

(ccc)       “Third Party” means any Person other than the Seller, the Company and their respective Affiliates.

(ddd)       “Third Party Claim” has the meaning set forth in Section 9.1.

(eee)       “Transaction Agreement” has the meaning set forth in the Recitals to this Agreement.

(fff)         “Transition Period” has the meaning set forth in Section 12.1.

(ggg)      “VAT” means: (i) in the United Kingdom, the value added tax imposed under the Value Added Tax Act 1994 (and legislation and regulations supplemental thereto); (ii) in relation to any jurisdiction within the European Union, the value added tax provided for in Directive 2006/112/EC and charged under the provisions of any national legislation implementing that directive or Directive 77/388/EEC, together with legislation supplemental thereto; and (iii) in relation to any other jurisdiction, the equivalent tax, if any, in that jurisdiction, including any goods and services tax, wherever imposed.

ARTICLE II
PROVISION OF SERVICES

 Section 2.1        Services Provided. Upon the terms set forth in this Agreement, and in consideration of the fees and charges payable by the Recipient pursuant to Article VI, beginning on the Effective Date the Provider shall, and, subject to Section 2.2, shall procure that its relevant Affiliates and Third Party agents and contractors will, provide the Recipient with those services listed on Exhibit B, with respect to services to be provided by or on behalf of the Seller hereunder to the Company as the Recipient, or with respect to services to be provided by or on behalf of the Company as the Provider to the Seller as the Recipient, as indicated on the Services Schedule (each a “Service,” and, collectively the “Services”). Subject to Section 2.3, the Provider shall not be obligated to provide, and the Recipient shall not have any right to receive, any services to the Recipient under this Agreement that are not set forth in the Services Schedule or that are an Excluded Service. Without limiting the foregoing and notwithstanding anything to the contrary in this Agreement, the Provider shall have no obligation under this Agreement to provide, or cause to be provided, any of the Excluded Services or Terminated Services to the Recipient.

 Section 2.2          Use of Affiliates or Third Parties. In providing the Services (in full or in part), the Provider may, at its sole discretion, use the personnel and resources of (a) the Provider or its Affiliates or (b) Third Parties; provided that subject to Sections 4.3 and 9.4(c), (i) the Provider (and not any of its Affiliates or any such Third Party) shall be solely responsible for all obligations of the Provider under this Agreement and shall be liable to the Recipient for the acts and omissions of its Affiliates and such Third Parties under this Agreement as if they were acts and omissions of the Provider and (ii) the Provider shall use the same degree of care in selecting each Affiliate or Third Party as it would if such Affiliate or Third Party was being retained to provide similar services to the Provider. Any provision of the Services by Affiliates of the Provider or any Third Party shall constitute performance of this Agreement by the Provider.

 Section 2.3           Changes.

(a)         The Provider may, in its sole discretion, implement changes (i) to the systems, personnel, and procedures used to provide the Services, and the manner in which the Services are provided (provided that in the event of any changes that fall within this clause (i) but neither clauses (ii) or (iii) below, Provider’s increased costs (if any) shall be solely borne by the Provider, unless expressly agreed in advance and in writing by the Recipient), (ii) subject to Section 2.2, to the Third Parties used to provide the Services, in each case (the foregoing clauses (i) and (ii)), subject to the Standard of Care remaining unaffected and (iii) where in the Provider’s reasonable discretion, such changes are required to remain compliant with Law or the requirements of any Governmental Authority; provided that, in the case of the foregoing clause (iii), Provider shall use commercially reasonable efforts to mitigate any adverse impact to the timelines or the quality of the Services. The Provider shall, in each case, use reasonable efforts to provide prior written notice to the Recipient of any such change to enable the Recipient to reasonably prepare for the change. Other than as permitted under this Section 2.3(a), the Provider shall not be entitled to make any changes to the nature, scope, timing or the manner of performing, or level of, a Service, without the prior written consent of the Recipient, which consent may not be unreasonably withheld.

(b)          In the event the Recipient desires a change from time to time (except as otherwise provided for in Section 2.3(c) with respect to any reduction in whole or in part of the scope or amount of any Service), it will deliver a written description of the proposed change (a “Change Request”) to the Provider’s Relationship Manager with a notice period of at least one (1) month prior to the end of a calendar month. The Provider shall, within ten (10) Business Days, provide the Recipient with an estimation of the additional costs of such proposed change together with reasonable explanation, supporting documentation and costs breakdown and the Parties shall negotiate in good faith the additional costs which may be borne by the Recipient as a result of such proposed change. If the Parties mutually agree on any changes in response to a Change Request (including the allocation of additional costs or savings associated therewith), the applicable Service shall be deemed modified in accordance with such agreement, and the Parties shall be responsible for all costs and expenses associated with such approved change, as agreed between them. Any such change shall become effective no later than the last Business Day of the calendar month immediately following the month in which the Change Request was approved in accordance with the foregoing, unless otherwise agreed in writing by the Parties. For clarity and notwithstanding the foregoing, the addition of any Inadvertently Omitted Services shall not be accomplished by Change Request under this Section 2.3(b), but shall be subject in all cases to Article III.

(c)          The Recipient may reduce in part the scope or amount of any Service by giving written notice to the Provider at least thirty (30) days’ prior written notice (the “Reduction Request”); provided that such reduction shall be effective at the end of the calendar month immediately following the calendar month in which the Reduction Request was received by the Provider, unless the Provider agrees to a shorter request notice period; and provided further that such reduction may also impact any other Service that is bundled with, cannot be provided in the absence of, or otherwise is dependent on such Service. Upon receipt of a Reduction Request, the Provider shall implement the appropriate changes to the relevant Charge(s) in accordance with Section 6.1. In connection with any reduction in part of the scope or amount of any Service, the Recipient shall bear any and all reasonable, properly documented Out of Pocket Costs, in each case, actually incurred by the Provider resulting from, or associated with, the reduction in the amount of such Services; provided that (i) the Provider shall use its reasonable efforts to avoid and reduce such Out of Pocket Costs and (ii) upon request by the Recipient, the Provider shall provide the Recipient with reasonable information about, and written evidence of, any such Out of Pocket Costs.

 Section 2.4          Standard of Care. The Provider shall, and shall cause its Affiliates to, provide the Services to the Recipient using substantially the same degree of care, skill and diligence which the Provider or its Affiliates used (a) when performing such Services for the Business, in the case of the Seller as the Provider, or substantially similar services, in the case of the Company as the Provider, or (b) when procuring such Services from Third Parties, in each case (the foregoing (a) and (b)) consistent with past practices during the twelve (12)-month period immediately prior to the Effective Date and at all times in accordance with applicable Law (the “Standard of Care”); provided that, neither the Provider nor any of its Affiliates will be required to perform or cause to be performed any of the Services (i) in the case of the Seller as the Provider, for any purpose other than the operation of the Business in a scope and manner substantially equivalent to the operation of the Business immediately prior to the Effective Date, (ii) in the case of the Company as the Provider, for any purpose other than the operation of the Retained Businesses in a scope and manner substantially equivalent to the operation of the Retained Businesses immediately prior to the Effective Date, or (iii) for the benefit of any third party or any other Person other than the applicable Recipient or its Affiliates.

ARTICLE III
INADVERTENTLY OMITTED SERVICES

Section 3.1           Inadvertently Omitted Services. The Parties acknowledge that, during the Transition Period, the Recipient may identify services that are not identified in the Services Schedule, which services (a) are required to operate the Business, in the case of the Company as the Recipient, or the Retained Business, in the case of the Seller as the Recipient, in each case, in substantially the same manner as conducted as of immediately prior to the Effective Date, (b) were used in the conduct of the Business or Retained Business (as applicable) during the three (3) month period immediately preceding the Effective Date (the “Reference Period”), and (c) at the time of the Recipient’s request, are reasonable to be provided by the Provider, or that the Provider can procure to be provided, to or for the Recipient with resources the Provider has available (and, in the case of the Company as the Recipient, the resources used to provide such services during the Reference Period have not been transferred to the Company or any of its Affiliates under any other Transaction Document) (each, an “Inadvertently Omitted Service”).

Section 3.2         Procedure. If, within three (3) months of the Effective Date, the Recipient identifies an Inadvertently Omitted Service that is not an Excluded Service, the Recipient may submit a written request that the Provider provide the Recipient with such Inadvertently Omitted Service in addition to, and as part of, the Services, which written request shall include the scope of such Inadvertently Omitted Service, the period of time such Inadvertently Omitted Service is requested to be provided, the additional charges to be paid by the Recipient to the Provider for any such Inadvertently Omitted Service (such additional charges to be no less than the Provider’s cost to provide such Inadvertently Omitted Service), and any other applicable terms and conditions. In the event that the Provider accepts a request of the Recipient to add an Inadvertently Omitted Service to the Services in accordance with the preceding sentence, the Services Schedule shall be amended accordingly; and unless otherwise agreed in writing by the Parties, the provision of any Inadvertently Omitted Service shall be subject to all terms and conditions of this Agreement as if such Inadvertently Omitted Service were included in the scope of the Services as of the Effective Date.

ARTICLE IV
THIRD PARTY CONSENTS

 Section 4.1          Consents. The Provider shall use reasonable efforts, and the Parties shall cooperate in good faith, to obtain any consents from Third Parties that are necessary to provide the Services to the Recipient hereunder, and which are listed under Exhibit D, which may be updated by the Provider from time to time after the Effective Date (“Consents”); provided that notwithstanding the foregoing, the Provider shall not be required to (a) take any action which would, or would reasonably be expected to, result in a violation or breach of, or default under, applicable Law or Contracts with Third Parties, (b) relinquish, waive or forbear any rights, (c) amend or modify any Contracts with Third Parties (except to the extent that any Consent so obtained is provided by way of an amendment or modification) or (d) incur any Losses or offer or grant any concessions or accommodations (financial or otherwise) to any Person for the purpose of obtaining such Consent, other than the payment of reasonable fees required by the relevant Third Party in connection with the grant of such Consent, which shall be borne by the Provider.

 Section 4.2          Refusal. If a Consent is not obtained in accordance with the provisions in Section 4.1, or is obtained, but subsequently revoked, terminated or such consent expires, the Parties shall cooperate and work together in good faith to agree on a workaround for such Service, including amending or replacing such Service in such a manner that the Consent of the relevant Third Party is no longer required (in which event the Parties shall modify the Specific Basis Charge for such Service taking into account such workaround); provided that the Recipient shall be entitled to refuse a workaround that fails to provide the Recipient with substantially all of the benefits it would have received, to the extent possible if such Service had been provided hereunder. If the Parties do not elect such a workaround (including, for clarity, if the Recipient refuses a workaround and fails to provide an acceptable alternative) within thirty (30) days following notice to Recipient of the issues preventing the Provider from providing the Services, then the applicable Service shall be deemed to be terminated in accordance with Section 12.3 (in which case, the Recipient shall no longer be required to pay for such Service, except for any payments that accrued prior to the date of the termination of such Service). Any Stranded Costs in connection with such termination shall be borne equally by the Parties. For the avoidance of doubt, subject to the preceding sentence, if any Consent is not obtained, or is otherwise subsequently revoked, terminated or expires, the Provider shall not be obligated to provide the affected Service to the Recipient.

Section 4.3           Procured Services. Notwithstanding anything to the contrary in this Agreement, subject to Section 4.1 and Section 4.2, the Provider shall, and shall cause its Affiliates to, deliver any Services obtained from Third Party service providers to the Recipient (the “Procured Services”) on an “as-is-where-is” basis only, meaning that the Provider shall provide such Procured Services to the Recipient with substantially the same quality as the quality in which the Provider receives such Procured Service (or a part thereof) from such Third Party service provider.

ARTICLE V
OBLIGATIONS OF RECIPIENT USING THE SERVICES

 Section 5.1           Migration.

(a)          Each Party acknowledges that the purpose of this Agreement is for the Provider, during the Specific Service Term, to provide each Service to the Recipient on an interim basis, and to use reasonable efforts to facilitate the Recipient’s transition to its own personnel or Third Parties to procure the Services for itself. Accordingly, during the Transition Period, and with respect to each particular Service, during the Specific Service Term, the Recipient shall use reasonable efforts to implement any necessary systems, and take, or cause to be taken, any and all other actions necessary or advisable so as to render receipt of the Services from the Provider no longer necessary.

(b)         It is further acknowledged and agreed by the Parties that the Seller shall, upon the Company’s request, provide extracts of relevant historical data in the Seller’s possession and control that is maintained in the Oracle environment operated by the Company as of the Closing Date, solely to the extent necessary to enable the Company to comply with applicable Law or Legal Requirement, including in connection with any audit, inspection, or other inquiry by a Governmental Authority, Tax Authority or Regulatory Authority.

 Section 5.2           Assistance.

(a)           Without undue delay, the Recipient shall cooperate with the Provider in connection with the provision of the Services from the Provider to the Recipient, and shall provide the Provider with all the information, input, materials and assistance reasonably requested by the Provider in connection with the provision of the Services.

(b)         At any Recipient’s written request and with reasonable prior notice to the relevant Provider, such Provider shall provide commercially reasonable efforts to cooperate during such Provider’s regular business hours to the extent necessary in connection with any audit of Recipient as may be conducted by a third‑party financial statement auditor or any Government Authority of competent jurisdiction in relation to the Services or subject matter contemplated under this Agreement, at the Recipient’s sole cost and expense.

Section 5.3         Provision of the Recipient’s Equipment. The Recipient shall make available to the Provider all hardware and Software and any other equipment reasonably necessary for accessing, inputting and receiving output from computer Software and hardware used by or on behalf of the Provider in connection with the Services (e.g., to procure for a transfer of emails from the systems of the Provider or its Affiliates to the Recipient’s system).

 Section 5.4          Usage Conditions. With respect to each Service during the applicable Specific Service Term, the Recipient shall comply with all written policies and instructions with respect to the receipt of Services communicated from time to time from the Provider to the Recipient in writing.

ARTICLE VI
COMPENSATION

Section 6.1            Charges.

(a)         Subject to Article VII, the Recipient shall pay the Charges and Expenses to the Provider for the Services provided under this Agreement. All Charges and Expenses, and any other amounts payable under or in connection with this Agreement, are exclusive of VAT and Sales Tax, to the extent applicable.

(b)          Where a payment under or in connection with this Agreement constitutes consideration for a supply (or the equivalent) for VAT purposes, or in case a supply or service under or in connection with this Agreement is subject to VAT, then the Recipient of the relevant supply shall pay to the Provider an additional amount in respect of such VAT chargeable in addition to the Charges upon the issue of a valid VAT invoice. The Provider shall issue to the Recipient a valid VAT invoice (or the equivalent) in compliance with applicable VAT Laws in respect thereof. For the avoidance of doubt, to the extent that a reverse charge procedure applies, the Recipient of the relevant supply for VAT purposes shall not be required to pay any amount in respect of VAT to the Provider but the Provider shall, upon a reasonable request by the Recipient, provide an invoice in a form as reasonably specified by the Recipient for the purposes of the Recipient properly accounting for any VAT under the reverse charge mechanism.

(c)        Where one Party is liable to indemnify or reimburse another Party under the terms of or in connection with this Agreement in respect of any amount, including any costs, charges or expenses, the indemnity or reimbursement payment will include an amount equal to any VAT on those costs, charges or expenses that is not recoverable (whether by credit, repayment or otherwise) by the other Party (it is understood that this Section 6.1(c) is only applicable to the VAT not recoverable only by the Provider), subject to that person or representative member using reasonable efforts to recover such amount of VAT; provided, however, that this Section 6.1(c) shall not apply to any Charges determined on the basis of Specific Basis Charges, which shall be deemed to be fixed and inclusive of any non-recoverable VAT or similar tax liabilities incurred by the Provider.

(d)          Recipient shall pay or reimburse Provider for, and shall indemnify and hold Provider harmless against, any and all Sales Taxes imposed on with respect to the provision of the Services hereunder or which Provider shall have any obligation to collect and remit with respect to or relating to this Agreement or the performance by Provider of its obligations hereunder (whether or not shown on any invoice). Provider shall calculate such Sales Taxes. Notwithstanding the foregoing, Recipient agrees to use commercially reasonable efforts to provide exemption certificates or other documentation where available and to remit such Sales Taxes directly to the appropriate Taxing Authority. For the avoidance of doubt, except as provided in Section 6.1(f), each Party shall be solely responsible for its own income-based Taxes and any other Taxes measured by, or imposed on, its net income, gross receipts, or capital. Nothing in this Section shall be construed to require either Party to pay or reimburse the other Party for any such Taxes.

(e)           Each of the Provider and the Recipient shall provide to the other such information and data as reasonably requested from time to time and, at the request and expense of the requesting party, to fully cooperate, in connection with (i) identification of the jurisdiction(s) in which each Service provided under this Agreement is performed or received, (ii) any allocation required by applicable Laws between the site of performance and the site of receipt with respect to each such Services, (iii) timely notification of such other Party with respect to any changes to such jurisdiction(s) with respect to each Service, and (iv) the reporting of any Taxes arising from the transactions contemplated under this Agreement, any audit relating to any such Taxes, or any assessment, refund, claim or legal proceeding relating to any such Taxes.

(f)          Neither Party shall deduct or withhold any Taxes from any amounts payable pursuant to this Agreement unless such deduction or withholding is required under applicable Law. If any applicable Law requires the deduction or withholding of any Tax from any such payments then the Provider or the Recipient, as the case may be, shall (i) be entitled to make such deduction or withholding, (ii) timely pay the full amount deducted or withheld to the relevant Taxing Authority in accordance with applicable Law and (iii) provide the other Party with a receipt or other documentation evidencing such payment, including the amount paid and the applicable Taxing Authority to which payment was made. In the case of any such deduction or withholding, Recipient shall pay additional amounts to Provider such that, after taking into account such deduction or withholding (including such deduction or withholdings applicable to additional sums payable under this Section 6.1(f)), Provider receives the amount it would have received had no such deduction or withholding been applicable. Each Party agrees to use (and to cause its Affiliates to use) reasonable efforts to furnish such forms, certificates or other documentation, upon the reasonable request of the other Party, that would reduce or eliminate such deduction or withholding, and each Party shall (and shall cause its Affiliates to) reasonably cooperate with the other Party to minimize any such deduction or withholding.

Section 6.2            Further Expenses. The Parties acknowledge and agree that the Specific Base Charges may be increased to reflect any additional costs and expenses reasonably incurred by the Provider in connection with a Third Party engaged by the Provider to provide Services to the Recipient (“Expenses”); provided that (a) the Provider will use its commercially reasonable efforts to minimize any such Expenses and (b) to the extent reasonably practicable, the Provider will provide the Recipient with at least ten (10) days’ prior notice of such increase of the Expenses and the Recipient shall agree to such Expenses in advance, with its consent not to be unreasonably withheld. The Parties acknowledge and agree that the Specific Base Charges may be decreased to reflect any decrease in costs and expenses reasonably incurred by the Provider in connection with a Third Party engaged by the Provider to provide Services to the Recipient.

Section 6.3           Stand-up IT Costs. Company shall reimburse Seller for the costs incurred by Seller in connection with the Stand-Up IT Actions, including (a) all costs, fees and disbursements paid or payable to external vendors in connection with the Stand-up IT Actions, and all costs and fees associated with the transfer of commercial applications, including but not limited to pre-paid software license fees, in each case as set forth on Section 6.20(i) of the Seller Disclosure Letter, and (ii) any and all costs incurred by Seller for internal support in connection with and in furtherance of the Stand-up IT Actions, in each case as set forth on Section 6.20(ii) of the Seller Disclosure Letter. Seller shall invoice Company for all costs, fees and disbursements related to Stand-Up IT Actions as incurred by Seller or the Company as set forth on Section 6.20 of the Seller Disclosure Letter, and such invoices shall be promptly paid in full by Company in accordance with Article VII.

ARTICLE VII
INVOICING AND PAYMENT

Section 7.1          Invoice. The Provider shall issue to the Recipient appropriately detailed invoice(s) (including supporting documentation for any Out of Pocket Costs) relating to Services performed by the Provider in the preceding calendar month and the Recipient shall pay to the Provider all invoiced amounts within thirty (30) days of the date of the invoice(s). Any Services provided by any of the Provider’s Affiliates in accordance with this Agreement may be invoiced by such Affiliate in lieu of the Provider, in which case, Article VI and Article VII of this Agreement shall apply mutatis mutandis and shall constitute performance of this Agreement by the Provider.

Section 7.2           Settlement. The Recipient shall promptly notify the Provider in writing of any good faith dispute relating to any invoice and the Parties shall seek to resolve all such disputes as soon as reasonably practicable in accordance with Section 13.2. The Recipient shall pay any amount that is not disputed in good faith in accordance with Section 7.1. If and to the extent that the Recipient does not deliver to the Provider a written statement describing any good faith objections to the amounts set forth in a particular invoice within thirty (30) days following receipt of such invoice, then the Recipient shall be deemed to have accepted its obligation to pay all amounts set forth on such invoice.

Section 7.3          Late Payments. If any payment due hereunder is not made when due, the Provider shall notify the Recipient in writing of such non-payment. The Recipient shall then have a grace period of fifteen (15) days from the date of receipt of such notice to cure the non-payment without penalty. If the payment remains outstanding beyond such grace period, the overdue sum shall accrue interest at the lower of (a) the maximum rate permitted by applicable Law or (b) four percent (4%) per annum. Notwithstanding the foregoing, interests shall not accrue pursuant to this Section 7.3 to the extent, and for as long as, any such unpaid amounts are being disputed in good faith pursuant to Section 7.2.

ARTICLE VIII
INTELLECTUAL PROPERTY

Section 8.1         Ownership of Intellectual Property. Except as otherwise expressly set forth herein, as between the Parties, each Party shall remain the exclusive owner of all right, title and interest throughout the world in and to its Intellectual Property, whether such Intellectual Property is licensed or otherwise disclosed to the other Party in the performance or receipt of the Services, or otherwise in connection with this Agreement.

Section 8.2          Intellectual Property. As between the Parties, all Intellectual Property of the Provider existing as of the Effective Date and all improvements, modifications or derivative works relating to the foregoing shall be exclusively owned by, and as applicable shall vest in, the Provider, its Affiliates, or their licensors. Except as set forth in Section 8.3, for the avoidance of doubt, the Provider and its Affiliates do not grant any licenses to the Recipient under this Agreement. As between the Parties, all Intellectual Property of the Recipient existing as of the Effective Date, and all improvements, modifications or derivative works relating thereto shall be exclusively owned by, and as applicable shall vest in, the Recipient, its Affiliates, or its or their licensors. Except as otherwise provided in this Agreement, nothing in this Agreement shall operate to transfer the ownership of, or grant any other interest in, any Intellectual Property rights of any Party (or of its Affiliates or its or their licensors) to the other Party.

Section 8.3            Intellectual Property Licenses.

(a)         Subject to the terms and conditions of this Agreement, the Recipient hereby grants, and shall cause its Affiliates to grant, to the Provider, during the Transition Period, solely to the extent necessary to provide the Services, a fully-paid-up, royalty free, non-exclusive, worldwide, non-transferable (except as provided in Section 14.10) license to use any Intellectual Property (other than Trademarks) owned by the Recipient or any of its Affiliates and that is reasonably necessary for the Provider’s provision of the Services (where the Recipient has the right to grant such license).

(b)         Subject to the terms and conditions of this Agreement, the Provider hereby grants, and shall cause its Affiliates to grant, to the Recipient, during the Transition Period, solely to the extent necessary to receive or use the Services, a fully-paid-up, royalty free, non-exclusive, worldwide, non-transferable (except as provided in Section 14.10) license to use any Intellectual Property (other than Trademarks) owned by the Provider and that is reasonably necessary for the Recipient’s receipt or use of the Services provided by the Provider (where the Provider has the right to grant such license).

(c)          Nothing in this Agreement shall be deemed to convey to either Party any rights in or to the Intellectual Property of the other Party or its Affiliates other than the limited rights expressly granted in Section 8.3.

ARTICLE IX
INDEMNIFICATION; LIABILITY

Section 9.1          Indemnification. Each such Party, as the Recipient, shall indemnify, defend and hold harmless the other Party, as the Provider, and the Provider’s Affiliates and its and their respective directors, officers, agents and representatives (collectively, “Provider Indemnified Parties”) from, against and in respect of all Losses incurred or suffered by any of the Provider Indemnified Parties in connection with any Action by a Third Party (“Third Party Claim”) to the extent arising out of, relating to or resulting from any (a) fraud, willful misconduct or gross negligence of such Recipient or any of its Affiliates and any of its and their respective directors, officers, agents, successors and representatives in connection with this Agreement, (b) material breach of this Agreement by such Recipient or (c) the receipt and use of the Services by such Recipient; provided that the indemnity described in the foregoing subsections (a), (b) and (c) shall not apply to the extent that any such Losses are attributable to the Provider’s material breach of this Agreement or the fraud, willful misconduct or gross negligence of any of the Provider Indemnified Parties.

Section 9.2            Indemnification Procedures.

(a)           If any of the Provider Indemnified Parties receives notice or otherwise learns of a Third Party Claim with respect to which the Recipient may be obligated to provide indemnification pursuant to Section 9.1 (any such Third Party Claim, an “Indemnifiable Claim”), such Provider Indemnified Party shall give the Recipient notice thereof as promptly as practicable after receiving such notice or otherwise learning of such Indemnifiable Claim. Each such notice shall describe the Indemnifiable Claim in reasonable detail. Notwithstanding the foregoing, the failure of any of the Provider Indemnified Parties to give timely notice as provided in this Section 9.2(a) shall not relieve the Recipient of its obligations under Section 9.1 or this Section 9.2, except to the extent that the Recipient is prejudiced by such failure to give notice.

(b)          The Recipient may elect (but shall not be required) to defend any Indemnifiable Claim, at the Recipient’s own expense and by the Recipient’s own counsel. Within thirty (30) days of receipt of notice from any of the Provider Indemnified Parties in accordance with Section 9.2(a) (or sooner, if the nature of such Indemnifiable Claim so requires), the Recipient shall notify such Provider Indemnified Party whether the Recipient is electing to assume responsibility for defending such Indemnifiable Claim, which election shall specify any reservations or exceptions to its defense. If the Recipient elects to defend any such Indemnifiable Claim, it shall notify such Provider Indemnified Party of its intention to do so, and such Provider Indemnified Party shall, at the Recipient’s expense (for such Provider Indemnified Party’s reasonable out-of-pocket costs), cooperate with the Recipient and its counsel in the defense of such Indemnifiable Claim; provided that the Recipient shall not settle any such Indemnifiable Claim without such Provider Indemnified Party’s written consent (not to be unreasonably withheld, conditioned or delayed), unless such settlement releases such Provider Indemnified Party in full in connection with such matter and provides relief consisting solely of money damages borne by the Recipient. Notwithstanding an election of the Recipient to assume the defense of such Indemnifiable Claim, such Provider Indemnified Party shall have the right to employ separate counsel and to participate in the defense of such Indemnifiable Claim at such Provider Indemnified Party’s cost and expense; provided that the Recipient and its counsel cooperate with such Provider Indemnified Party and its counsel in connection therewith.

(c)         If the Recipient elects not to assume responsibility for defending an Indemnifiable Claim (notwithstanding such Provider Indemnified Party’s provision of notice and an opportunity to defend), or fails to notify such Provider Indemnified Party of its election as provided in Section 9.2(b), such Provider Indemnified Party may defend such Indemnifiable Claim at the cost and expense of the Recipient. Any legal fees and expenses reasonably incurred by such Provider Indemnified Party in connection with defending such Indemnifiable Claim shall be paid by the Recipient.

(d)         Unless the Recipient has failed to assume the defense of the Indemnifiable Claim in accordance with the terms of this Agreement, no Provider Indemnified Party may settle or compromise any Indemnifiable Claim without the Recipient’s consent (not to be unreasonably withheld, conditioned or delayed). Any dispute that arises between the Parties with respect to the indemnification of an Indemnifiable Claim shall be addressed in accordance with Section 13.2.

Section 9.3        Disclaimer of Warranties. EACH PARTY ACKNOWLEDGES AND AGREES THAT NEITHER THE OTHER PARTY NOR ANY OF THE PROVIDER INDEMNIFIED PARTIES, RESPECTIVELY, MAKES ANY WARRANTIES WITH RESPECT TO THE SERVICES (EXCEPT AS EXPRESSLY SET FORTH HEREIN), AND EACH PARTY HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES, EXPRESSED OR IMPLIED, OF ANY KIND WITH RESPECT TO THE SERVICES, INCLUDING ANY WARRANTY OF NONINFRINGEMENT, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  NOTHING IN THIS AGREEMENT IS INTENDED TO LIMIT ANY RIGHTS OR REMEDIES OF EITHER PARTY UNDER ANY OTHER TRANSACTION DOCUMENT.

Section 9.4            Remedies for the Recipient.

(a)          In the event that the Provider breaches its obligation to provide a Service in accordance with Article II or its obligation to provide a Procured Service in accordance with Section 4.3, and such breach is not caused by a Force Majeure Occurrence or non-compliance by the Recipient with any term of this Agreement, then, as the Recipient’s sole remedy for such breach, the Recipient may require the Provider to:

(i)           provide the relevant Service again if and as soon as reasonably practicable, at no additional charge; and

(ii)         where relevant, use reasonable efforts to resolve, or cause its Affiliates to resolve, the non-compliance with this Agreement where it is still ongoing, at no additional charge.

(b)          In addition to the remedies set forth in Section 9.4(a), if any damage results from the Provider’s fraud, willful misconduct or gross negligence, the Recipient shall be entitled to claim damages incurred by the Recipient to the extent actually resulting from a material breach of the Provider of its obligations under this Agreement.

(c)          If the Provider is using Third Parties to perform the Services (including if the Provider is using subcontractors), and such Third Party causes any damage to the Recipient or its Affiliates:

(i)           The Provider shall (A) use reasonable efforts to enforce (or cause its relevant Affiliate to use reasonable efforts to enforce) its rights under or in connection with any applicable Third Party Contract at the written request and expense of the Recipient, and (B) in relation to any such enforcement action consult with the Recipient, keep the Recipient regularly informed and not adversely impact in any material respect the interests of the Recipient relative to the interests of the Provider or any of the Provider’s Affiliates;

(ii)         where the Provider (or an Affiliate of the Provider) recovers any amounts from a Third Party pursuant to Section 9.4(c)(i), the Provider shall pass an equitable portion of such amounts recovered by it to the Recipient (in proportion to the Losses suffered by the Recipient in connection with the relevant Third Party breach when compared with the Losses suffered by the Provider and any of the Provider’s Affiliates); and

(iii)         the liability of the Provider to the Recipient and its Affiliates for such damages shall be limited to the recourse the Provider (or an Affiliate of the Provider) obtains from such Third Party pursuant to Section 9.4(c)(ii).

(d)          Notwithstanding anything in this Agreement to the contrary, but without prejudice to Section 12.5, the remedies under this Section 9.4 shall be the exclusive remedies available to the Recipient for any breach by the Provider (including any breach caused by the Provider’s Affiliates or subcontractors) of its obligations under or in connection with this Agreement. The Recipient acknowledges and agrees that (i) the Recipient is not provided with any warranties of, or claims or remedies against, any Affiliates of the Provider under this Agreement and (ii) all remedies of the Recipient not explicitly set forth herein are excluded. In particular, all remedies otherwise provided for under applicable statutory Law are explicitly excluded. This shall apply irrespective of the legal basis of such claims or rights.

Section 9.5          Limitation of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, EXCEPT IN THE CASE OF FRAUD, WILLFUL MISCONDUCT OR GROSS NEGLIGENCE OR WITH RESPECT TO A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 9.1 OR A PARTY’S BREACH OF ARTICLES X (INCLUDING BREACH OF THE DATA PROCESSING ADDENDUM) OR XI, NEITHER PARTY NOR ANY OF ITS AFFILIATES SHALL BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR ANY PUNITIVE, EXEMPLARY OR OTHER SPECIAL DAMAGES, OR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, REGARDLESS OF WHETHER SUCH DAMAGES ARE BASED IN CONTRACT, BREACH OF WARRANTY, TORT, NEGLIGENCE OR ANY OTHER THEORY, AND REGARDLESS OF WHETHER EITHER PARTY HAD BEEN ADVISED OF, KNEW OF, OR SHOULD HAVE KNOWN OF THE POSSIBILITY OF SUCH DAMAGES.

Section 9.6         Liability Cap. SUBJECT TO SECTION 9.4, NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, EXCEPT WITH RESPECT TO A PARTY’S INDEMNIFICATION OBLIGATIONS UNDER SECTION 9.1, A PARTY’S BREACH OF ARTICLES X (INCLUDING BREACH OF THE DATA PROCESSING ADDENDUM) OR XI OR NOTIFICATION RELATED COSTS OWED TO A PARTY PURSUANT TO SECTION 10.2, EACH PARTY’S AGGREGATE LIABILITY TO THE OTHER PARTY FOR ALL CLAIMS AND LOSSES UNDER THIS AGREEMENT (INCLUDING THE PERFORMANCE OR BREACH HEREOF), OR FROM THE SALE, DELIVERY, PROVISION OR USE OF ANY SERVICE PROVIDED UNDER OR COVERED BY THIS AGREEMENT, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT LIABILITY) OR OTHERWISE, SHALL NOT EXCEED AN AMOUNT EQUAL TO THE CHARGES DUE AND PAYABLE BY RECIPIENT UNDER THIS AGREEMENT.

Section 9.7          Software and Equipment. Subject to providing the Services in accordance with the standard of care in Section 2.4, to the extent permitted by applicable Law, the Recipient acknowledges that all Software, IT Systems and other equipment used and provided as part of the Services is provided “as is.” Without limiting the foregoing or Section 9.3, the Provider expressly disclaims any warranty that the Software, IT Systems or equipment used for providing the Services will be error-free or free of viruses or other software routines or devices (e.g., back doors, time bombs, Trojan horses or worms).

Section 9.8           Statute of Limitations. Claims of Recipient under this Article IX with respect to each particular Service shall become time-barred twelve (12) months after the end of the applicable Specific Service Term.

ARTICLE X
DATA PROTECTION AND INFORMATION SECURITY

Section 10.1          Controllership. The Parties hereby acknowledge and agree that:

(a)          the Company (as Recipient) is a Controller and the Seller (as Provider) is a Processor, in respect of the provision of Services by the Seller to the Company as set out in Exhibit B, and

(b)          the Seller (as Recipient) is a Controller and the Company (as Provider) is a Processor, in respect of the provision of Services by the Company to the Seller as set out in Exhibit B.

Section 10.2          Data Processing Addendum. The Data Processing Addendum set forth in Exhibit C shall govern the Processing of the Agreement Personal Data in connection with the provision of the Services hereunder. Each Party shall, as reasonably requested by the other Party, execute all further documents as are reasonably necessary to comply with applicable Data Protection Laws in connection with the provision and/or receipt of the Services.

Section 10.3          Compliance with Data Protection Laws.

 Each Party shall comply with all applicable Data Protection Laws in relation to the Processing of the Agreement Personal Data.

 Section 10.4       Security of IT Assets and Data. If either Party or its Affiliates or Third Party service providers (including their respective personnel) (collectively, the “Accessing Party”) is given access to the IT Systems or Software included within a Party’s or its Affiliates’ network perimeter (and/or any data, including confidential or Personal Data, stored therein or Processed thereby) (collectively, “IT Assets and Data”) of the other Party or its Affiliates (collectively, the “Granting Party”) in connection with the provision or receipt of Services, the Accessing Party shall comply with all applicable (a) Laws and (b) the policies and procedures of the Granting Party that are provided to the Accessing Party in writing related to the privacy and/or security of IT Assets and Data (collectively, “Security Policies”). Each Accessing Party shall use and access the IT Assets and Data of the Granting Party for the sole purpose of providing or receiving, as applicable, the Services. Each Granting Party reserves the right to suspend access to any of its IT Assets and Data at any time if such Granting Party reasonably determines that (x) such access poses a security risk to its (or any of its customers’ or vendors’) IT Assets and Data or (y) the Accessing Party has violated applicable Security Policies. Such Granting Party will restore such access upon remediation, to the sole satisfaction of such Granting Party, of the applicable foregoing circumstances. Each Party shall notify the other Party as soon as reasonably practicable following discovery of any known or reasonably suspected security breach or other security incident affecting the other Party’s or other Party’s Affiliates’ IT Assets and Data (a “Security Incident”), and the Parties shall reasonably cooperate with each other in investigating such Security Incident and in taking all reasonable actions to remediate such Security Incident and to facilitate both Parties’ compliance with applicable Laws (including with respect to any notices or responses relating to the same). Each Party shall reimburse the other party for all Notification Related Costs incurred by the other Party arising out of or in connection with any such Security Incident caused by such first Party resulting in a requirement for legally required notifications as reasonably determined by the affected Party. “Notification Related Costs” shall include the affected Party’s internal and external costs associated with addressing and responding to the Security Incident, including: (a) preparation and mailing or other transmission of legally required notifications; (b) preparation and mailing or other transmission of such other communications to customers, agents or others as reasonably deemed appropriate by the affected Party; (c) establishment of a call center or other communications procedures in response to such Security Incident (e.g., customer service FAQs, talking points and training) if appropriate; (d) public relations and other similar crisis management services; and (e) costs for commercially reasonable credit reporting services that are associated with legally required notifications or are advisable under the circumstances.

ARTICLE XI
CONFIDENTIALITY

 Section 11.1       Confidentiality. The Receiving Party agrees that any Confidential Information shall be kept strictly confidential by the Receiving Party, except that the Provider may disclose the Recipient’s Confidential Information for the sole purpose of providing Services pursuant to this Agreement to any Affiliate or Third Party service providers of the Provider that provides such Services, in whole or in part, on behalf of the Provider; provided that the Provider shall ensure that any such Affiliate or Third Party is bound (in writing or by operation of Law) by obligations of confidentiality no less protective than those contained herein; provided, further, that the Provider shall remain responsible and liable for any such Affiliate’s or Third Party’s failure to comply with such confidentiality obligations. The Receiving Party further agrees (a) not to use Confidential Information except as necessary to perform its obligations or exercise its rights under this Agreement, and (b) to use reasonable efforts to safeguard the Confidential Information to prevent disclosure of such Confidential Information to third parties, using a degree of care that is at least the same as the degree of care used by the Receiving Party in safeguarding its own similar information or material, but in no event less than reasonable degree of care. Upon the expiration or termination of this Agreement, the Receiving Party shall return to the Disclosing Party or destroy all of the Confidential Information (at the election of the Disclosing Party), and use its reasonable best effort to instruct any Affiliate or Third Party service provider who is in possession of Confidential Information to return to the Disclosing Party or destroy all of such Confidential Information (at the election of the Disclosing Party), and, if requested in writing by the Disclosing Party, certify in writing (whereby in the form of an email shall be sufficient) that the destruction has taken place. The Receiving Party may retain a copy of Confidential Information for the purposes of compliance with, and to the extent and for so long as required by, any applicable Law, or to comply with its internal generally applicable compliance procedures consistent with past practice and may also retain copies of any computer records and files containing any Confidential Information that have been created pursuant to automatic archiving and back-up procedures; provided that the Receiving Party shall maintain the confidentiality of each of the foregoing. Each of the Parties shall treat the terms of this Agreement as if they were the Confidential Information of the other Party and shall not disclose the terms of this Agreement without the other Party’s prior written consent, except as required by applicable Law, by the rules of any national stock exchange with respect to a Party’s publicly traded securities or as otherwise permitted under this Agreement.

 Section 11.2         Government Order. If, upon advice of counsel, any of the Disclosing Party’s Confidential Information is required to be disclosed by Law or legal process by the Receiving Party, then the Receiving Party shall promptly notify the Disclosing Party and, insofar as is permissible and reasonably practicable, give the Disclosing Party an opportunity to appear and to object to such production before producing the requested information. Any such production shall be limited to that portion of the Confidential Information required to be disclosed.

ARTICLE XII
TERM AND TERMINATION

 Section 12.1        Term of Agreement. This Agreement shall commence as of the Effective Date and remain in full force and effect until the expiration or earlier termination in accordance with the terms hereunder of all Services (such period, the “Transition Period”); provided that, except with respect to Service No. SUP.01, notwithstanding anything to the contrary herein, the Transition Period shall not in any circumstance (including in the event of the extension of a Specific Service Term in accordance with Section 12.2) extend beyond the date that is twenty-four (24) months following the Effective Date, unless otherwise agreed by the Parties in writing.

 Section 12.2      Term of Individual Services. Subject to any exit criteria identified in the Services Schedule, and unless otherwise provided in this Agreement or mutually agreed between the Parties in writing, the term for each Service shall commence as of the Effective Date and shall terminate upon the earlier of (a) the date or at the time specified in the applicable Services Schedule, (b) termination of such Service in accordance with Section 12.3, and (c) termination of this Agreement in accordance with Section 12.5 (such period, with respect to each Service, the “Specific Service Term”). Each Specific Service Term may be extended by the Recipient only (i) as expressly provided in the applicable Services Schedule, or (ii) upon the mutual written agreement of the Parties; provided that the Recipient may not extend the Specific Service Term of any Service beyond the termination of this Agreement or the end of the Transition Period; provided, further, that, unless otherwise set forth in the Services Schedule, the Specific Basis Charges payable by the Recipient to the Provider with respect to each Service provided during any such extension period shall be increased by fifteen percent (15%).

 Section 12.3       Termination of Individual Services. The Recipient may terminate individual Services as identified in the Services Schedule by giving written notice (a “Service Termination Notice”) to the Provider with a notice period of at least one (1) month prior to the end of a calendar month, unless otherwise provided for in the applicable Services Schedule. The termination of a particular Service shall release the Provider from any responsibility to provide, as of the expiry of the applicable termination date for such Service, (a) any such Service, and (b) any other Service that is bundled with, cannot be provided in the absence of, or otherwise is dependent on such Service terminated by the Recipient (collectively, the “Terminated Services”). If the Recipient ceases using Services that are part of the Terminated Services prior to the end of the notice period referred to in this Section 12.3 or the applicable Services Schedule, as applicable, the Specific Basis Charges related to such Terminated Services will remain payable in full by the Recipient until the applicable termination date for such Terminated Services. The Specific Basis Charges for any Procured Service shall remain payable by the Recipient in full (including following early termination of the applicable Service) in so far as the Provider is not refunded such Specific Basis Charges by the relevant Third Party service provider.

 Section 12.4         Stranded Costs. If (a) termination of a Service by the Recipient pursuant to Section 12.3 or by the Provider pursuant to Section 12.5 or (b) termination of a Service that was extended by Recipient pursuant to Section 12.2, upon expiration of this Agreement, in each case (the foregoing clauses (a) and (b)) creates Out of Pocket Costs or Taxes for the Provider, then the Provider may invoice such additional costs (“Stranded Costs”) to the Recipient as a lump sum after the termination of the relevant Service and Recipient shall pay to the Provider such Stranded Costs in accordance with Article VII.

 Section 12.5         Termination.

(a)          Each Party may terminate this Agreement, with immediate effect upon written notice to the other Party, (i) if such other Party engages in or is charged with unethical or illegal practices that would reasonably be expected to adversely affect the terminating Party’s brand and goodwill or (ii) if such other Party violates any applicable anti-bribery, anti-corruption, anti-money laundering or sanctions Law of any jurisdiction, in each case in connection with the performance of this Agreement.

(b)        Each Party may terminate this Agreement upon forty-five (45) days’ prior written notice to the other Party in the event that such other Party commits a material breach of this Agreement that results in a material continuing failure to perform any material obligation under this Agreement (including, for clarity, the failure to pay any undisputed amounts of money when due) and does not cure such breach within such forty-five (45)-day period; provided that the Provider may terminate any Service upon ten (10) days’ prior written notice to Recipient if Recipient fails to pay any undisputed amounts of money when due.

(c)         Each Party may terminate this Agreement (i) with immediate effect upon written notice to the other Party, in the event that the other Party (A) makes, or seeks to make, a general assignment for the benefit of its creditors or takes any similar action, or (B) ceases its operations or is liquidated or dissolved and (ii) upon sixty (60) days’ prior written notice, in the event that the other Party (A) commences, or has commenced against it, proceedings under bankruptcy, insolvency or debtor’s relief or similar applicable Laws affecting the enforcement of creditors’ rights generally in any jurisdiction, which proceedings are not dismissed within such sixty (60)-day period or (B) applies for, or consents to, the appointment of a trustee, receiver or custodian for a substantial part of its property related to this Agreement, which application or consent is not rejected or revoked within such sixty (60)-day period.

 Section 12.6        Survival. The termination of a particular Service shall not affect the validity of this Agreement with respect to the other Services. The Parties agree that (a) Sections 1.1, 5.1(b), 6.1¸ Article VII, Sections 8.1 and 8.2, Article IX, Article XI, Article XII, Section 13.2 and Article XIV shall survive the termination or expiration of this Agreement, and (b) nothing herein shall release any Party from any liability for any breach of any commitment, obligation or agreement that was committed prior to such termination.

 Section 12.7        Consequences of Termination. Upon the expiration or earlier termination of this Agreement, subject to Section 12.6, (a) the Recipient shall have no further obligation to pay the Charges and Expenses, other than that the Recipient shall promptly pay the Provider any due but unpaid Charges and Expenses for Services delivered up to the effective date of termination or expiry and any Stranded Costs (including Taxes in respect thereof) and (b) the Provider shall have no further obligation to provide the Services, and the Recipient shall immediately cease all further use of the Services.

ARTICLE XIII
CONTRACT MANAGEMENT AND DISPUTE RESOLUTION

 Section 13.1       Relationship Managers. In order to ensure swift communication and efficient cooperation, the primary point of contact(s) between the Parties for issues arising out of this Agreement or the performance of the Services (the “Relationship Managers”) shall be:

If to the Seller:

Philip George (pgeorge@biocryst.com)

If to the Company:

Bruno Sacchi (B.Sacchi@neogen.it)

the Seller and the Company shall be permitted to change their respective Relationship Manager upon written notice to the other Party. The Seller and the Company agree that all communications relating to the provision of the Services shall be directed to the Relationship Managers.

Section 13.2          Dispute Resolution; Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)           In the event that any dispute in relation to any Service (or any other dispute in relation to this Agreement) cannot be resolved by the Relationship Managers within fifteen (15) days after either Party has notified the other Party of such dispute in writing, such dispute shall be submitted to senior executives of each Party (or their respective designees with power and authority to resolve such dispute). If the issue cannot be resolved by such senior executives of the Parties (or their respective designees) within fifteen (15) days of the date on which such dispute was submitted to them, subject to Article IX, either Party may pursue available remedies under Law or equity in accordance with the remainder of this Section 13.2.

(b)        This Agreement, and any and all claims arising directly or indirectly out of or otherwise concerning this Agreement (whether based in contract, tort or otherwise) shall be governed by, and construed and enforced in accordance with, the Laws of the State of Delaware (without regard to any choice or conflicts of laws principles, whether of the State of Delaware or any other jurisdiction, that might direct the application of another substantive Law to govern this Agreement).

(c)          With respect to any and all Actions arising directly or indirectly out of or otherwise relating to this Agreement or the transactions contemplated hereby, each Party: (i) irrevocably and unconditionally submits and consents to the exclusive jurisdiction of: (A) the Court of Chancery of the State of Delaware or, if such Court of Chancery lacks subject matter jurisdiction, the Complex Commercial Division of the Superior Court of the State of Delaware or (B) in the event that an Action involves claims exclusively within the jurisdiction of the federal courts, in the United States District Court for the District of Delaware (all such courts, collectively, the “Chosen Courts”), for itself and with respect to its property; (ii) agrees that all claims in respect of such Action shall be heard and determined only in any Chosen Court (and the appropriate respective appellate courts therefrom); (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any Chosen Court; (iv) agrees that, except in connection with any Action brought against a party in another jurisdiction by an independent third Person, it shall not bring any Action directly or indirectly relating to this Agreement or any of the transactions contemplated hereby in any forum other than a Chosen Court, except for the purpose of enforcing any award or judgment; and (v) agrees that it shall not assert and waives any objection it may have based on inconvenient forum to the maintenance of any action or proceeding so brought. Each Party may make service on another party hereto by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 14.9. Nothing in this Section 13.2(c), however, shall affect the right of any Person to serve legal process in any other manner permitted by Law.

(d)        EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY AND ALL RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION BASED UPON, ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY. BY THIS AGREEMENT, EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (III) IT MAKES SUCH WAIVER VOLUNTARILY; AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 13.2(d).

ARTICLE XIV
MISCELLANEOUS

 Section 14.1        Relationship to Transaction Agreement. The Parties acknowledge and confirm that they have been provided with a copy of the Transaction Agreement. Unless otherwise expressly stated in this Agreement, in the event and to the extent that there is a conflict between the terms and conditions of this Agreement and the terms and conditions of the Transaction Agreement, (a) the terms and conditions of this Agreement shall prevail to the extent related to the Services and the subject matter hereof and (b) the terms and conditions of the Transaction Agreement shall prevail otherwise.

 Section 14.2       Conflict with Services Schedule. In the event and to the extent there is a conflict between the terms and conditions of this Agreement and the terms and conditions of a Services Schedule, the terms and conditions of this Agreement shall govern, unless the Services Schedule contains a conflicting term or condition expressly stated to take precedence over this Agreement in the relevant section of the Services Schedule, in which case such term or condition of the Services Schedule shall govern.

 Section 14.3         Relationship of Parties.

(a)           Each Party (and any of its Affiliates, as the case may be), as the Provider, shall serve as an independent contractor to the other Party, as the Recipient, and neither Party shall have the authority or capacity to bind the other Party or its Affiliates to act on their behalf. This Agreement does not create an employer-employee relationship, joint venture, partnership, agency relation or any other similar relationship between the Parties or their Affiliates. Each Party expressly acknowledges that it is not an employee of the other Party or any of its Affiliates and that it is not subject to day-to-day direction, control or supervision of the other Party or any of its Affiliates, or any agent or Representative of the other Party or its Affiliates.

(b)           Section 14.3(a) shall apply mutatis mutandis with respect to any Service which may, at the Provider’s discretion, be provided by any Third Party.

 Section 14.4         Force Majeure.

(a)          Neither Party (the “Affected Party”) shall be held liable to the other Party for any delay or non-performance of any of its obligations under this Agreement if the non-performance resulted from any state of facts, circumstance, condition, event, change, development, occurrence or effect beyond its reasonable control, including, in whole or in part, because of or substantially related to (i) any intervention of civil or military authorities, civil or military violence or disobedience, riot, insurrection, war or act of terrorism, (ii) public disturbance, strike, labor dispute, lock-outs, embargoes, blockages or other industrial or labor disturbances, (iii) any fire, explosion, earthquake, floods, act of God or other natural disaster or similar weather event, (iv) any pandemic or epidemic, (v) tariffs or (vi) any interruptions, loss or malfunctions or other failure of any utilities, computer (hardware or Software) or communications services or cyberattacks or similar events (each, a “Force Majeure Occurrence”).

(b)         If the Affected Party’s non-performance of duties and/or obligations results from the non-performance of its Affiliates or any Third Parties used in accordance with Section 2.2 on which it relies for full or partial performance of the Services, the Affected Party shall be released from liability (i) if the Affected Party would be exempt under Section 14.4(a) if no such Affiliates or Third Party were involved, and (ii) if such Affiliate or Third Party itself would also be exempt under Section 14.4(a), if Section 14.4(a) would be applicable to it; provided that a Force Majeure Occurrence shall not relieve the Affected Party of its obligation to pay to the other Party amounts when due under this Agreement.

(c)         The exemption provided for in this Section 14.4 shall apply for as long as and to the extent to which the Force Majeure Occurrence exists.

(d)         The Affected Party shall, as soon as reasonably possible, notify the Recipient of the existence of any Force Majeure Occurrence and its effects on the Affected Party’s ability to perform its duties and/or obligations (including the expected scope and duration of such interruption). The Parties will use their respective reasonable efforts to mitigate the effects thereof to the extent commercially practicable. The Provider shall use commercially reasonably efforts to restore services as soon as practicable, and applicable fees shall be equitably reduced on a pro rata basis during any period of non-performance.

(e)          The Affected Party’s obligations under this Section 14.4 shall not prejudice any other claim which the other Party may have against the Affected Party under this Agreement and under applicable Law.

(f)           In the event that performance of any material obligations of a Party under this Agreement is materially affected by a Force Majeure Occurrence:

(i)         for a period of more than five (5) Business Days, the Recipient shall be entitled to terminate the relevant Service with immediate effect; or

(ii)         for a period of more than thirty (30) days, the Provider shall be entitled to terminate the affected Service upon thirty (30) days’ prior written notice after expiry of the initial thirty (30)-day period of such Force Majeure Occurrence.

Section 14.5          Publicity. Neither Party nor its Affiliates will mention or otherwise use the name or Trademarks of the other Party or its Affiliates (or any abbreviation or adaption thereof) in any publication, press release, public announcements, marketing or promotional material or other form of publicity under or in connection with this Agreement without the prior written approval of the other Party, such approval not to be unreasonably withheld, conditioned or delayed.

Section 14.6        Entire Agreement. This Agreement, together with the other Transaction Documents and the Exhibits and Schedules hereto and thereto, constitute the entire agreement between the Parties with respect to the subject matter hereof and thereof and supersede any prior discussion, correspondence, negotiation, proposed term sheet, letter of intent, agreement, understanding or arrangement, whether oral or in writing.

 Section 14.7         No Third Party Beneficiaries. Except with respect to the indemnification obligations under this Agreement, this Agreement, together with the Exhibits and Schedules hereto, are not intended to confer in or on behalf of any Person not a party to this Agreement (and their successors and permitted assigns) any rights, benefits, causes of action or remedies with respect to the subject matter or any provision hereof.

 Section 14.8        Expenses. Except as otherwise set forth in this Agreement, whether the transactions contemplated by this Agreement are consummated or not, all legal and other costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses.

 Section 14.9        Notices. All notices, consents, requests, demands or other communications required or permitted hereunder shall be: (a) in writing; (b) sent by messenger, certified or registered U.S. mail, a reliable overnight delivery service or email, charges prepaid as applicable, to the appropriate address(es) set forth below; and (c) deemed to have been given on the date of delivery to the addressee (or, if the date of delivery is not a Business Day, on the first (1st) Business Day after the date of delivery), as evidenced by: (i) a receipt executed by the addressee (or a responsible Person in his or her office), the records of the Person delivering such communication or a notice to the effect that such addressee refused to claim or accept such communication, if sent by messenger, U.S. mail or express delivery service; or (ii) confirmation of transmission or receipt generated by the sender’s computer showing that such communication was sent to the appropriate electronic mail address on a specified date, if sent by email. All such communications shall be sent to the following addresses, or to such other addresses as either Party may inform the other by giving five (5) Business Days’ prior written notice pursuant to this Section 14.9:

If to the Seller:

BioCryst Pharmaceuticals, Inc.
4505 Emperor Blvd., Suite 200
Durham, NC 27703
Attention:	Alane Barnes, Chief Legal Officer
Email:	abarnes@biocryst.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention:	Ann Beth Stebbins; Stephen F. Arcano
Email:	AnnBeth.Stebbins@skadden.com; Stephen.Arcano@skadden.com

If to the Company:

BioCryst Ireland Limited
c/o Neopharmed Gentili S.p.A.
Via S. Giuseppe Cottolengo, 15, 20143 Milano MI, Italy
Attention:	Bruno Sacchi; Matteo Meazzini
Email:	B.Sacchi@neogen.it; M.Meazzini@neogen.it

with a copy (which shall not constitute notice) to:

White & Case LLP
Piazza Diaz 2
20123 Milan, Italy
Attention:	Michael Immordino; Leonardo Graffi
Email:	Michael.Immordino@whitecase.com; Leonardo.Graffi@whitecase.com

 Section 14.10     Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise, by either Party without the prior written consent of the other Party; provided, however, that either Party may, without the other Party’s consent, assign or transfer this Agreement to an Affiliate or in connection with the sale (whether by asset transaction, stock sale, merger or otherwise) to a Third Party of the part of its business to which this Agreement relates. Any purported assignment without such consent shall be null and void ab initio. This Agreement will be binding upon and inure to the benefit of the Parties to this Agreement and their respective successors and assigns. Any assignment of the rights, interests or obligations under this Agreement shall not relieve the assignor of its obligations hereunder.

 Section 14.11       Amendments and Waivers.

(a)          Any provision of this Agreement may be amended or waived prior to the Closing Date, if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Seller and the Company, or in the case of a waiver, by the Party against whom the waiver is to be effective.

(b)         No failure or delay by either Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided at Law or in equity.

 Section 14.12      Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such a determination, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible and in a manner so as to as closely as possible provide the Parties with the intended benefits, net of the intended burdens, set forth in any such invalid, void or unenforceable provision.

 Section 14.13       Counterparts. This Agreement may be executed in two (2) or more counterparts (which may be delivered by electronic transmission), each of which (when executed) shall be deemed an original, and all of which together shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the Parties hereto and delivered to the other Party hereto.

 Section 14.14    Affiliates. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Affiliate of such Party or by any entity that becomes an Affiliate of such Party on and after the Effective Date.

 Section 14.15      No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

 Section 14.16       Construction.

(a)           The headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the Parties hereto and shall not in any way affect the meaning or interpretation of this Agreement. As used in this Agreement: (i) the term “including” means “including, without limitation”; (ii) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires; (iii) the words “hereof,” “herein,” “hereby,” “hereto” and “herewith” and words of similar import shall, unless the context otherwise states or requires, refer to this Agreement as a whole (including the Exhibits, schedules and annexes hereto and thereto) and not to any particular provision of this Agreement, and all references to the preamble, recitals, Sections, Articles or Exhibits are to the preamble, recitals, Sections, Articles or Exhibits of, or to, this Agreement; (iv) the word “or” shall be disjunctive and not be exclusive; (v) the words “date hereof” shall mean the date of this Agreement, as set forth in the preamble hereto; (vi) all references to “$” or dollars shall refer to U.S. dollars, unless otherwise specified; (vii) any reference to any federal, state, local or non-U.S. statute or other Law shall be deemed also to refer to all rules and regulations promulgated thereunder; (viii) when calculating the number of days before which, within which or following which, any act is to be done or step is to be taken pursuant to this Agreement, the date from which such period is to be calculated shall be excluded from such count; provided, however, that, if the last calendar day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day; (ix) references to “applicable” Law or Laws with respect to a particular Person, thing or matter means only such Law or Laws as to which the Governmental Authority that enacted or promulgated such Law or Laws has jurisdiction over such Person, thing or matter; (x) a reference to any Person includes such Person’s successors and permitted assigns; and (xi) references to any statute, rule, regulation or form (including in the definition thereof) shall be deemed to include references to such statute, rule, regulation or form as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, include any rules and regulations promulgated under such statute), and all references to any section of any statute, rule, regulation or form include any successor to such section.

(b)        The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring either Party by virtue of the authorship of any provisions of this Agreement.

* * * * *

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, this Agreement has been signed by or on behalf of each of the Parties as of the day first above written.

BIOCRYST PHARMACEUTICALS, INC.

By:	/s/ Jon P. Stonehouse
Name:	Jon P. Stonehouse
Title:	Chief Executive Officer

BIOCRYST IRELAND LIMITED
By:	/s/ Kevin Greaney
Name:	Kevin Greaney
Title:	Director of European Legal